Exhibit 99.1

CTG Announces New Board Compensation Program

to Further Align with Shareholders

BUFFALO, N.Y., August 28, 2017 – CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced that the Board of Directors has completed a comprehensive review of its director compensation and has taken action designed to enhance shareholder value.

The revised director compensation program focuses on further alignment between directors and shareholders. Under the new compensation program, director Board fees in 2018 will be paid exclusively in deferred stock units. Furthermore, shares will only vest upon a director’s retirement from the Board.

Under the current director compensation program, each member of the Board makes an annual irrevocable election to invest approximately half of their annual Board fees in CTG stock units, which vest upon a director’s retirement from the Board. Due to tax regulations regarding deferred compensation, this previous irrevocable election must continue to apply to the remaining quarterly installment of Board fees payable to directors in the 2017 fourth quarter. The transition to all deferred stock units for Board fees will be fully implemented for 2018. The Company believes this will drive shareholder value by further aligning the Board’s interests with the Company’s shareholders. Similarly, earlier in 2017, the Board adopted a new compensation program for our senior leadership team, which in 2017 received incentive compensation exclusively in the form of restricted stock units tied to significant increases in shareholder value.

CTG’s Chairman of the Board, Daniel J. Sullivan commented, “The Board is very focused on aligning the interests of the Board and senior management with the Company’s shareholders. With these two actions, I truly believe we have strengthened that relationship, and commend the management team and my fellow board members for their enthusiastic endorsement of these important changes to our compensation programs. As a significant shareholder of the Company, I am encouraged by the traction we have achieved to-date across the organization, and with our new director compensation program that will further create long-term shareholder value. The Board and the entire Company remains highly focused on execution against our strategic plan and financial objectives.”

Recent Accomplishments to Drive Enhanced Shareholder Value

•	Formalized and continued to execute on three-year strategic plan and financial targets from 2017-2019;
•	Advanced a Board composition strategy that has refreshed two-thirds of the directors in less than two years;
•	Implemented an enhanced performance-based equity compensation plan that directly aligned the executive leadership team and shareholders with performance-based equity grants tied directly to increasing share price;

•	Continued to strengthen leadership across the organization, including
○	Consolidated Chief Financial Officer and Treasurer positions,
○	Flattened the organization to drive efficiencies and improve performance; and
○	Continued to upgrade and optimize sales team across the organization;
•	Expended approximately half of the funds authorized under the share buyback program from November 2016 through July 2017, amounting to $4.8 million of the Company’s authorized $10.0 million share buyback program.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2017 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John Laubacker, Chief Financial Officer

(716) 887-7368

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